AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of the _15TH_ day of __June__, 1999, by and between GALAXY FOODS COMPANY, a Delaware corporation, hereinafter referred to as the "Company," and ANGELO S. MORINI, hereinafter referred to as the "Employee."

                              W I T N E S S E T H:

     WHEREAS, Employee has been employed by the Company for a number of years and is presently serving as the Chairman of the Board, President and Chief Executive Officer of the Company;

     WHEREAS, the parties entered into an Employment Agreement, dated as of October 10, 1995 (the "Original Agreement"),with respect to the employment of Employee as the Company's President and Chief Executive Officer;

     WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety in order to better provide for the continuation of Employee's employment on terms satisfactory to the parties.

     NOW, THEREFORE, for and in consideration of the premises and the mutual promises and conditions herein contained, the monies to be paid hereunder and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

     1. TERM OF EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts employment with the Company for a "rolling" period of five (5) years commencing on the date first written above. That is, unless one of the parties hereto expresses in writing to the other party its unwillingness to extend this Agreement by no later than ninety (90) days prior to each anniversary date of this Agreement, the term of this Agreement shall be automatically extended for an additional one (1) year period. Consequently, until either party has provided notice to the other of its unwillingness to extend this Agreement, the term of this Agreement shall always be five (5) years. Notwithstanding the foregoing, this Agreement may be terminated earlier as hereinafter set forth.

     2. DUTIES OF EMPLOYEE; EXCLUSIVITY. Employee is hereby hired and employed by the Company as its Chairman of the Board, Chief Executive Officer and President, to perform the duties and accept the responsibilities as are assigned to him by the Company's Board of Directors. Employee shall have such powers and duties as may from time to time be prescribed by the Board of Directors or the Company's bylaws, provided that such powers and duties are consistent with Employee's present powers and

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duties and with  Employee's  position as Chairman of the Board,  Chief Executive
Officer and President of the Company. Employee shall devote substantially all of his productive time, ability and attention to the business of the Company during the term of this Agreement. During the term of this Agreement, Employee will not engage in any other business activity during business hours without the written consent of the Company.

     3. COMPENSATION.

          (a) As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a base salary of Three Hundred Thousand Dollars ($300,000.00) per year, payable in accordance with the normal pay-roll practices of the Company. Employee's base salary shall be reviewed not less than annually by the Company's Board of Directors.

          (b) As an incentive for Employee to increase Company net income and shareholder value, Employee shall be entitled to receive from the Company the following profit sharing percentages within ninety (90) days after the end of the Company's applicable fiscal year:

          COMPANY PRE-TAX NET INCOME              PROFIT SHARING PERCENTAGE
                $0 - 2,000,000                                5%
            $2,000,001 - 4,000,000                            4%
               above $4,000,000                               3%

          Company pre-tax net income (for book purposes) for each year shall be determined by the Company's outside independent accountants. The Company shall deduct from all profit sharing payments all applicable income tax withholding and related taxes in accordance with the normal payroll practices of the Company.

          (c) In addition to his base salary and profit sharing, the Company may pay Employee bonuses from time to time as determined by the Company's Board of Directors.

     4. EMPLOYEE BENEFITS.

          (a) Employee shall be entitled to receive all benefits generally made available to the senior executives of the Company.

          (b) At the time this Agreement is executed, Employee shall be granted certain options pursuant to a separate stock option agreement. Said options shall, at the election of Employee, be granted (i) pursuant to the Company's stock option plan for its employees and executive officers, or (ii) outside the Company's stock option plan for its employees and executive officers. Such options shall be granted in part, because of Employee's agreement to waive certain rights to mandatory option grants, waive the

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ability to put stock to the Company and accept a lower profit sharing percentage than is provided in the Original Agreement.

          (c) The Company will reimburse Employee for his expenses relating to his personal financial planning, estate planning and legal fees and expenses incurred by Employee in connection with the preparation of this Agreement.

          (d) The Company will obtain, and maintain in effect during the term of this Agreement, for the benefit of Employee (or reimburse Employee for the cost of) (i) a Two Million Dollar ($2,000,000) term life insurance policy insuring Employee's life, the beneficiaries of which shall be designated by Employee, and
(ii) a disability insurance policy providing for payment of at least two-thirds (2/3) of Employee's base salary.

          (e) The Company shall take all actions, and pay all expenses and fees, necessary for Employee and his family to obtain membership privileges at Isleworth Country Club. Such membership may be in the form of a personal membership for Employee, or as part of a corporate membership to be acquired by the Company, in the Company's discretion. In addition, during the term of this Agreement, the Company shall reimburse Employee, or pay directly, any annual dues relating to such membership.

     5. VACATION. Employee shall be entitled to four (4) weeks annual vacation at full pay in accordance with the Company's vacation and leave policies for its senior executives in effect from time to time. Subject to such policies, the time and duration for such vacation shall be selected by Employee at his discretion.

     6. REIMBURSEMENT OF EMPLOYEE EXPENSES. Employee shall be expected to incur various business expenses customarily incurred by persons holding like positions, including, but not limited to, traveling, entertainment and similar expenses, all of which are to incurred by Employee for the benefit of the Company. Subject to the Company's policy regarding the reimbursement of such expenses, the Company shall promptly reimburse Employee for such expenses at Employee's request, and Employee shall account to Company for such expenses.

     7. AUTOMOBILE. Company will pay Employee's cost of a leased automobile, in approximately the same amount as has been previously paid by the Company during the twelve (12) months preceding the date of this Agreement, for the use of such automobile for business purposes of the Company. The Company agrees to keep the automobile maintained and repaired in good driving condition. The Company also agrees to maintain insurance, at its expense, on the automobile in amounts acceptable to the Company and Employee. A certification of insurance showing such coverage shall be provided to Employee upon request.

     8. MODIFICATION OF EXISTING NOTES. In connection with Employee's exercise of certain rights to purchase Company common stock, Employee has previously delivered two interest bearing promissory notes to the Company in the amounts of $11,572,200 (the "October 1995 Note") and $1,200,000 (the "November 1994 Note),
representing the

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purchase price for such common stock purchases. The October 1995 Note is secured by certain shares of the Company's common stock owned by Employee. The parties hereby agree that the October 1995 Note and the November 1994 Note shall be canceled (with the Company forgiving any accrued interest thereunder) and that the parties shall enter into a new Loan Agreement, the form of which is attached hereto as EXHIBIT A (the "Loan Agreement"). The Loan Agreement shall provide that Employee and the Company execute a new promissory note and stock pledge agreement.

     9. NON-DISCLOSURE OF INFORMATION CONCERNING BUSINESS; NON-INTERFERENCE.

          (a) Employee will not at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm, or corporation, or other entity or utilize for his own benefit, in any manner whatsoever, any trade secrets or any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of the Company and its affiliates or their manner of operation, or their confidential plans, processes or other data of any kind, nature or description.

          (b) All tangible confidential information and other confidential documentation, either directly or indirectly coming into the possession of Employee in the course of his employment, including all copies thereof or reproductions or drawings made therefrom, shall remain the property of the Company and shall be returned immediately upon the expiration or termination of the term of Employee's employment. Thereafter, Employee shall not reduce to writing or other-wise record any of the proprietary or confidential information dis-closed to him during his employment.

          (c) Employee shall not purposefully interfere with the Company's suppliers, customers or other business relations by using the Company's internal data in a damaging or derogatory manner that would potentially damage the Company's relationships with such parties.

          (d) The Company and Employee hereby stipulate that, as between them, the foregoing matters are important, material, and confidential, and gravely affect the effectiveness and successful conduct of the business of the Company, and its goodwill, and that any breach of the terms of this Section is a material breach of this Agreement.

          (e) The obligations of Employee pursuant to this Section shall survive any termination of Employee's employment with the Company and shall be in effect for one (1) year following the date of termination.

     10. NON-COMPETITION BY EMPLOYEE. During the term of this Agreement, and for a period of one (1) year following the termination of this Agreement for any reason other than pursuant to Section 13, Section 14(a) or Section 14(b), Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder (other than owning fewer than one percent (1%) of the outstanding shares of a public corporation), corporate officer, director, or any other individual or representative capacity, engage or participate in any business that directly competes with the Company within those areas in the United States in which the Company is doing business as of the date of termination.

     11. INJUNCTIVE RELIEF. It is acknowledged and agreed that, in the event the provisions of this Agreement are breached by Employee, the extent of actual damages sustained by the Company or its assignee will be difficult of ascertainment, though great and irreparable, for which any remedy at law would be inadequate. Therefore, the parties hereto expressly agree that the Company shall have a right to seek injunctive relief for breach of any of the terms hereof, plus damages for such breach to the maximum extent permitted by law.

     12. TERMINATION BY THE COMPANY FOR CAUSE. The Company may, at its option, without prejudice to any other remedy to which the Company may be entitled either at law or in equity under this Agreement, terminate this Agreement by giving written notice of termination to Employee in the event that subsequent to the date of this Agreement:

          (a) Employee is convicted of or pleads guilty to a felony crime-;

          (b) Employee is found guilty of fraud, conversion, embezzlement, falsifying records or re-ports, or a similar crime involving the Company's property; or

          (c) Employee willfully breaches this Agreement. For purposes hereof, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or admitted to be done, by Employee in bad faith and without reasonable belief that such action or omission was in the best interests of the Company.

     In the event Employee's termination shall be effective under this Section, Employee shall not be en-titled to receive any further compensation or benefits under the terms hereof.

     13. TERMINATION BY THE COMPANY WITHOUT CAUSE. If the Company terminates Employee "without cause," which shall mean for any reason other than as set forth in Section 12, then Employee shall: (a) be paid an amount equal to his base salary in effect at the time of termination for the following sixty (60) month period, or the remainder of the term of this Agreement, whichever is longer, (b) become fully "vested" under the terms of any stock option agreements executed and delivered prior to, along with, or after this Agreement and (c) be released from the terms of the Loan Agreement and all monies outstanding thereunder shall be forgiven by the Company.

     14. TERMINATION BY EMPLOYEE.

          (a) Employee may, at his option, after complying with this Section 14(a), terminate this Agreement in the event of a material breach of the terms of this Agreement by the Company. Employee shall be required to give written notice to the

Company setting forth with particularity the nature of the material breach. The Company shall have thirty (30) days following its receipt of Employee's written notice in which to cure its breach before Employee's termination of this Agreement shall be effective.

          (b) Employee may, at his option, terminate this Agreement in the event of a change in control of the Company. For purposes hereof, a "change in control" of the Company means that a majority of the Company's Board of Directors is comprised of persons for whom Employee did not vote in his capacity as a director or a shareholder of the Company; provided, that if Employee abstains from voting for any person as a director, such abstention shall be deemed (for purposes of this paragraph only) to be an affirmative vote by Employee for such person as a director.

          (c) In the  event  Employee's  termination  shall be  effective  under
Section 14(a) or Section 14(b), Employee shall: (i) be entitled to receive his base salary in effect at the time of termination for the following sixty (60) month period or the remainder of the term of this Agreement, whichever is longer, (ii) become fully "vested" under the terms of any stock option agreements executed and delivered prior to, along with, or after this Agreement and (iii) be released from the terms of the Loan Agreement and all monies outstanding thereunder shall be forgiven by the Company.

          (d) If Employee terminates this Agreement in any manner other than in accordance with Section 14(a) or Section 14(b), he shall not be en-titled to receive any further compensation or benefits under the terms hereof.

     15. INDEMNIFICATION. In the event Employee at any time is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company) by reason of, due to or arising out of the fact that he is then or was previously a director, officer or employee of the Company, or because of any action taken or omitted by Employee in any of such capacities, the Company agrees to indemnify Employee against all expenses (including reasonable attorney fees at all levels of proceedings), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that Employee shall not be entitled to indemnification if a court of competent jurisdiction in a final nonappealable decision determines that Employee acted in bad faith or, in the case of a criminal matter, knew or should have known his conduct was unlawful. Employee's expenses incurred in defending against any such civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon request of Employee and the receipt of an unsecured undertaking by Employee to repay the amount paid by the Company if it is ultimately determined by a court in a nonappealable decision that Employee was not entitled to indemnification pursuant to this Section. The indemnification provisions of this Section are non-exclusive and shall not affect other indemnification rights Employee has or may have under Delaware law, the Articles of Incorporation of the Company, as amended, the Company's Bylaws from time to time in effect and/or any insurance policies covering Employee. The provisions of this Section are a material inducement to Employee in entering into this Agreement and shall survive the expiration or termination of this Agreement, shall continue in effect after Employee ceases to be an officer or a director of the Company and shall inure to the benefit of the heirs, legal representatives and administrators of Employee. If any provision of this Section shall for any reason be determined to be invalid, the other provisions hereof shall not be affected and shall remain in full force and effect.

     16. ATTORNEYS' FEES. In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorneys' fees, expenses and suit costs, including those associated with any appellate or post judgment collection proceedings.

     17. TIME OF ESSENCE. Time is of the essence of this Agreement and each covenant and condition contained herein.

     18. NOTICES AND DEMANDS. Any notice or demand which, by any provision of this Agreement or any agreement, document, or instrument executed pursuant hereto, except as otherwise provided therein, is required or provided to be given shall be deemed to have been sufficiently given or served for all purposes if sent by certified or registered mail, postage and charges prepaid, to the following addresses: IF TO THE COMPANY, 2441 Viscount Row, Orlando, Florida 32809, Attention: General Counsel, or at any other address designated by the Company to Employee in writing, and IF TO EMPLOYEE, c/o 2441 Viscount Row, Orlando, Florida 32809, or at any other address designated by Employee to the Company in writing.

     19. SEVERABILITY. In case any covenant, condition, term or provision contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, in whole or in part, by judgment, order or decree of any court or other judicial tribunal of competent jurisdiction, from which judgment, order or decree no further appeal or petition for review is available, the validity of the remaining covenants, conditions, terms and provisions contained in this Agreement, and the validity of the remaining part of any term or provision held to be partially in-valid, illegal or unenforceable, shall in no way be affected, prejudiced, or disturbed thereby.

     20. WAIVER OR MODIFICATION. No waiver or modification of this Agreement or of any covenant, condition or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith. Furthermore, no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties arising out of or affecting this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed as aforesaid. The provisions of this Section may not be waived except as herein set forth.

     21. COMPLETE AGREEMENT. This Agreement constitutes the en-tire agreement of the parties hereto with respect to the subject matter of this Agreement and supersedes any and all previous agreements between the parties, whether written or oral, with respect to such subject matter.

     22. APPLICABLE LAW, BINDING EFFECT AND VENUE. This Agreement shall be construed and regulated under and by the laws of the State of Florida, and shall inure to the benefit of and be binding upon the parties hereto and their heirs, personal representatives, successors and assigns. Venue for any action related to or arising out of this Agreement shall lie in Orange County, Florida.

     23. SECTION AND PARAGRAPH HEADINGS. Section and paragraph headings used throughout this Agreement are for reference and convenience and in no way define, limit or describe the scope or intent of this Agreement or affect its provisions.

     24. MULTIPLE COPIES OR COUNTERPARTS OF AGREEMENT. The original and one or more copies of this Agreement may be executed by one or more of the parties hereto. In such event, all of such executed copies shall have the same force and effect as the executed original and all of such counterparts taken together shall have the effect of a fully executed original.

     25. NUMBER AND GENDER. Whenever used herein, singular numbers shall include the plural, the plural the singular, and the use of any gender shall include all genders.

     26. FURTHER ASSURANCES. Each of the parties hereto agree that they shall sign such additional and supplemental documents as may be necessary to implement the transactions contemplated pursuant to this Agreement when requested to do so by any party to this Agreement.

     Signed as of the day first written above with the intent to be legally bound.


                                        COMPANY:

                                        GALAXY FOODS COMPANY,
                                        a Delaware corporation

                                        By: /s/ Cynthia L. Hunter
                                            -------------------------------
                                        Name: Cynthia L. Hunter
                                              -----------------------------
                                        Its: Chief Financial Officer
                                             ------------------------------

                                        EMPLOYEE:

                                        /s/ Angelo S. Morini
                                        -----------------------------------
                                        Angelo S. Morini

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